Exhibit 99.1

LIBERTY MEDIA CORPORATION ANNOUNCES PLAN TO SPLIT-OFF LIBERTY CAPITAL AND LIBERTY STARZ

Englewood, Colo, June 20 - Liberty Media Corporation (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) (“Liberty”) today announced that its board of directors has authorized its management to proceed with a plan to separate its Liberty Capital and Liberty Starz tracking stock groups from its Liberty Interactive tracking stock group.

“We are pleased to announce our plan to make Liberty Interactive an asset-backed stock by splitting-off Liberty Capital and Liberty Starz,” said Greg Maffei, President and CEO of Liberty.  “An asset-backed Liberty Interactive will provide better transparency on Liberty’s operating businesses, enable more efficient capital raising, and permit us to better pursue our strategic objectives, including acquisitions using stock.  We also believe the split-off will be positive for the long-term credit outlook at Liberty Interactive.”

The proposed split-off will be effected by the redemption of all the outstanding shares of Liberty Capital tracking stock and Liberty Starz tracking stock in exchange for shares in a newly formed company (“Newco”).  Newco will hold substantially all the assets and be subject to substantially all the liabilities currently attributed to the Liberty Capital and Liberty Starz tracking stock groups.  The common stock of Newco will be divided into two tracking stock groups, one tracking assets that are currently attributed to the Liberty Capital group (“Newco Capital”) and the other tracking assets that are currently attributed to the Liberty Starz group (“Newco Starz”).  In the redemption, holders of Liberty Capital tracking stock will receive shares of Newco Capital tracking stock and holders of Liberty Starz tracking stock will receive shares of Newco Starz tracking stock.  After the redemption, Newco and Liberty will be separate public companies.

The split-off is intended to be tax-free to stockholders of Liberty and its completion will be subject to various conditions, including the receipt of IRS private letter rulings, the opinions of tax counsel and required governmental approvals.  The redemption that is necessary to effect the split-off will require the affirmative vote of a majority of the voting power of the outstanding shares of Liberty Capital tracking stock and Liberty Starz tracking stock present in person or by proxy at a meeting called to consider the redemption, each voting as a separate class.  Subject to the satisfaction of the conditions described above, the split-off is currently expected to occur in late 2010 or early 2011.

All of the outstanding debt securities issued by Liberty Media LLC will remain obligations of Liberty Media LLC following the redemption, and Liberty Media LLC will remain a wholly owned subsidiary of Liberty.  Liberty anticipates that prior to the redemption it will offer holders of its 3.125% Exchangeable Senior Debentures due 2023 that are currently attributed to the Liberty Capital group the opportunity to exchange those debentures for debt securities issued by Newco.

Liberty Media will host a conference call to discuss this announcement on Monday June 21 at 11:00 a.m. (ET).  Please call Premier Conferencing at (888) 481-2877 or (719) 457-2704 at least 10 minutes prior to the call. Callers will need to be on a touch-tone telephone to ask questions. The conference administrator will provide instructions on how to use the polling feature.  Replays of the conference call can be accessed through June 28, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 7601748.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding our expected redemption of the Liberty Capital and Liberty Starz tracking stocks and the anticipated exchange offer for Liberty’s 3.125% Exchangeable Senior Debentures due 2023.  These forward looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release.  Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information

Nothing in this release shall constitute a solicitation to buy or an offer to sell shares of Newco or any of the Liberty Media tracking stocks described in this release.  The offer and sale of such shares in the proposed split-off will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because it will contain important information about the transaction.  A copy of the registration statement and the proxy statement/prospectus, once filed, will be available free of charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the split-off. Information regarding Liberty’s (and, if formed, Newco’s) directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (Nasdaq:  LINTA, LINTB), which includes Liberty Media’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Starz group (Nasdaq:  LSTZA, LSTZB), which includes Liberty Media’s interests in Starz Entertainment and (3) the Liberty Capital group (Nasdaq:  LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Starz group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Time Warner Inc., Time Warner Cable and Live Nation.

Contact:

Courtnee Ulrich

720-875-5420